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                                                                      EXHIBIT 15

Bank of America, N.A., as Trustee
  for the Hugoton Royalty Trust:

We are aware that Cross Timbers Oil Company has incorporated by reference in its Registration Statements Nos. 333-81849 and 333-35830 on Form S-8, Hugoton Royalty Trust's Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 21, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

ARTHUR ANDERSEN LLP

Fort Worth, Texas
November 13, 2000

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